REVOLVING CREDIT AGREEMENT

                          DATED AS OF DECEMBER 16, 2003

         PITCAIRN FUNDS (the "Trust"), a Delaware statutory trust, on behalf of itself and one or more series listed on Schedule 1 hereto on whose behalf the Trust acts (each a "Borrower"), and THE NORTHERN TRUST COMPANY, an Illinois banking corporation (the "Lender"), agree as follows:

                                SECTION 1 LOANS

         SECTION 1.1 LOANS. Subject to the terms and conditions of this Agreement, the Lender agrees to make revolving credit loans (each a "Loan") to each of the Borrowers, from time to time for the period (the "Commitment Period") commencing from the date of this Agreement through December 14, 2004 (the "Termination Date"), at such times and in such amounts, not to exceed Ten Million United States Dollars ($10,000,000) (the "Commitment") at any one time outstanding, as the Borrowers may request (the "Loan(s)") provided that the aggregate principal amount of all Loans outstanding (after giving effect to all amounts requested) shall not exceed at any time the aggregate amount of the Commitment and the aggregate principal amount of all Loans outstanding to any Borrower (after giving effect to all amounts requested) shall not exceed at any time (a) the maximum amount such Borrower is permitted to borrow at such time under applicable laws and regulations, the limitations on borrowing adopted by such Borrower in its Prospectus and/or SAI (if applicable) or elsewhere, and any agreements with federal, state, local or foreign governmental authorities or regulators, in each case as in effect from time to time, or (b) one-third (1/3) of the assets of such Borrower. (The maximum amount permitted under the foregoing proviso shall be such Borrower's "Maximum Amount".) During the Commitment Period, each Borrower may use the Commitment by borrowing, prepaying Loans in whole or in part, repaying and reborrowing hereunder. Each borrowing shall be in an amount equal to the lesser of (i) $250,000 or (ii) the remaining unused amount of the Commitment.

         SECTION 1.2 LOAN ACCOUNTS, NOTES, RECORDS. (a) The Loans made to each Borrower shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The loan accounts or records maintained by the Lender shall be prima facie evidence of the amount of the Loans made to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Loans made to it hereunder.

         (b) Each Borrower hereby agrees that upon request of the Lender, such Borrower shall promptly execute and deliver to the Lender a promissory note substantially in the form of Exhibit A attached hereto, payable to the order of the Lender in an amount equal to the Loans payable or to be payable to the Lender.

                          SECTION 2 INTEREST AND FEES

         SECTION 2.1 INTEREST. The unpaid principal amount of each Loan to a Borrower from time to time outstanding hereunder shall bear interest at a rate per year: (a) before maturity

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of the Loans, whether by acceleration or otherwise, at a rate equal to the sum of (i) 0.50% plus (ii) the Federal Funds Rate (as hereinafter defined); and (b) after maturity (whether by acceleration or otherwise), until paid, at a rate equal to the Federal Funds Rate plus 2.50 percent. "Federal Funds Rate," is defined as the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System only, arranged by Federal funds brokers. The Federal Funds Rate shall be determined day by day by the Lender on the basis of reports by Federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Lender. The Federal Funds Rate applicable each day shall be the Federal Funds Rate reported as applicable to Federal Funds transactions on that date. In the case of Saturday, Sunday or legal holiday, the Federal Funds Rate shall be the rate applicable to Federal funds transactions on the immediately preceding day for which the Federal Funds Rate is reported.

         SECTION 2.2 BASIS OF COMPUTATION. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid. Any change in the interest rate on a Loan shall become effective on the opening of business on the day on which such change becomes effective.

         SECTION 2.3 INTEREST PAYMENT DATES. Accrued interest with respect to each Loan to a Borrower shall be paid the earlier of (i) on the last day of March, June, September, and December of each year, or (ii) on the maturity date of such Loan. After maturity, whether by acceleration or otherwise, accrued interest shall be paid upon demand.

         SECTION 2.4 COMMITMENT FEE, REDUCTION OF COMMITMENT. Each Borrower agrees severally, but not jointly, to pay to the Lender such Borrower's pro rata share (in accordance with its Allocation) of a commitment fee (the "Commitment Fee") during the period which shall begin on the first day of the Commitment Period and extend to the Termination Date. The Commitment Fee shall be computed at the rate of 0.12 of 1% per year on the average daily unused amount of the Commitment. Such Commitment Fee shall be payable quarterly in arrears on the last day of March, June, September, and December of each year, commencing on with the first of such dates to occur after the date of this Agreement, at maturity and upon payment in full. At any time or from time to time, upon at least ten days' prior written notice, which shall be irrevocable, the Borrowers may reduce the Commitment in the amount of at least $1,000,000 or in full. Upon any such reduction of any part of the unused Commitment, the Commitment Fee on the part reduced shall be paid in full as of the date of such reduction.

         SECTION 2.5 UPFRONT FEE. Each Borrower shall severally, but not jointly (in accordance with its Allocation), pay the Lender a fee of $7,500 on the date hereof.

         SECTION 2.6 SOURCE OF REPAYMENT. (a) Notwithstanding any other provision of this Agreement, the parties hereto agree that each Borrower is a distinct account, series and portfolio of the Trust and as such is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and for these reasons, the Trust is executing this Agreement and each respective Note on behalf of its respective series and portfolios, as

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Borrower and that such series and portfolios will utilize the
Loans thus made on their behalf. Moreover, the assets and liabilities of each Borrower, are separate and distinct from the assets and liabilities of each other Borrower or the Trust, and that no Borrower or the Trust, shall be liable or shall be charged for any debt, obligation, liability, fee or expense arising under this Agreement or out of or in connection with any transaction other than one entered into by or on behalf of itself.

         (b) The parties hereto acknowledge that the Certificate of Trust for the Trust is on file with the Secretary of State of Delaware. With respect to the Trust, the parties hereby agree that this Agreement is not executed on behalf of the trustees of such Trust as individuals; that the obligations of any Borrower under this Agreement and any claims, obligations or liabilities arising hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding upon only the assets and property of such Borrower; and that no Borrower or series of a Trust will be held liable for the obligations or liabilities of any other Borrower or series of the Trust.

         SECTION 2.7 EXTENSION OF TERMINATION DATE. The Trust, on behalf of Borrowers, may request an extension of the Termination Date by submitting a request for an extension to the Lender (an "Extension Request") no more than 60 days prior to the Termination Date. The Extension Request must specify the new Termination Date requested by the Borrowers and the date (which must be at least 30 days after the Extension Request is delivered to the Lender) as of which the Lender must respond to the Extension Request (the "Response Date"). The new Termination Date shall be no more than 364 days after the Termination Date in effect at the time the Extension Request is received, including the Termination Date as one of the days in the calculation of the days elapsed. If the Lender's Consent is received, the Termination Date specified in the Extension Request shall become effective on the existing Termination Date and the Lender shall promptly notify the Borrowers. If the Lender's Consent is not received, the Termination Date shall not be extended.

                       SECTION 3 PAYMENTS AND PREPAYMENTS

         SECTION 3.1 PRINCIPAL PAYMENT. Each Borrower hereby severally and unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan to such Borrower on or before the earlier of: (i) three months after the date of such Loan, or (ii) the Termination Date. No Loan may be repaid with the proceeds of another Loan.

         SECTION 3.2 MAXIMUM AMOUNT. If at any time the principal amount of the Loans to a Borrower exceed its Maximum Amount, such Borrower shall immediately prepay such excess.

         SECTION 3.3 OPTIONAL PREPAYMENTS. Each Borrower may prepay the Loans made to it, in whole or in part, without premium or penalty by providing irrevocable notice to the Lender by 1:00 P.M. New York City time on the date of such prepayment specifying the amount of prepayment.

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         SECTION 3.4 FUNDS. All payments and prepayments of principal, interest and Commitment Fee shall be made in immediately available funds to the Lender at its main banking office at 50 South LaSalle Street, Chicago, Illinois.

                    SECTION 4 REPRESENTATIONS AND WARRANTIES

         To induce the Lender to make each of the Loans, the Trust on behalf of itself and each Borrower represents and warrants to the Lender that:

         SECTION 4.1 EXISTENCE. The Trust is an open-end management investment company within the meaning of the Act and is duly organized, validly existing and in good standing under the laws of the state of its organization or formation. The Trust is duly qualified to do business and in good standing in each other jurisdiction in which such qualification is required by applicable law, except to the extent the failure to be so qualified or in good standing could not have a Material Adverse Effect on the Trust. Each Borrower legally constitutes a series permitted to be marketed to investors pursuant to the provisions of the Act.

         SECTION 4.2 AUTHORIZATION. The Trust, on behalf of each such Borrower, is duly authorized to execute and deliver this Agreement and each Borrower is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement.

         SECTION 4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Trust on behalf of such Borrower, do not and, so long as this Agreement shall remain in effect with respect to it, will not (i) conflict with any material provision of law (including, without limitation, the Act),
(ii) conflict with the Organization Documents of such Borrower or the Trust,
(iii) conflict with any material agreement binding upon it, (iv) conflict with such Borrower's most recent Prospectus or its most recent SAI (v) conflict with any court or administrative order or decree applicable to such Borrower or (vi) require or result in the creation or imposition of any Lien on any of such Borrower's assets.

         SECTION 4.4 VALIDITY AND BINDING EFFECT. This Agreement is the legal, valid and binding obligation of the Trust, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         SECTION 4.5 NO DEFAULT. Neither the Trust nor any Borrower is in default under any agreement or instrument to which it is a party or by which any of its respective properties or assets is bound or affected, other than such defaults that could not reasonably be expected to have a Material Adverse Effect on the Trust or any Borrower. To the best of its knowledge, no Event of Default or Default with respect to it has occurred and is continuing.

         SECTION 4.6 FINANCIAL STATEMENTS. The most recent audited statement of assets and liabilities and the most recent semi-annual asset statement of such Borrower, copies of which have been or will be furnished to the Lender, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year or period and fairly

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present, in all material respects, its financial condition as at such dates and the results of its operations for the periods then ended, subject (in the case of an interim financial statement) to year-end audit adjustments. Since the date of its most recent statement of assets and liabilities and such semi-annual asset statement, there has been no Material Adverse Effect on any Borrower.

         SECTION 4.7 LITIGATION. No claims, litigation, arbitration proceedings or governmental proceedings that could reasonably be expected to have a Material Adverse Effect are pending or, to the best of its knowledge, threatened against the Trust or any Borrower. Other than any liability incident to such claims, litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 4.6 neither the Trust nor any Borrower has any contingent liabilities which are material to it other than those incurred in the ordinary course of business.

         SECTION 4.8 LIENS. No Borrower's property, revenues or assets is subject to any Lien, except (i) Liens in favor of the Lender, if any, and (ii) Liens permitted under Section 5.11.

         SECTION 4.9 PURPOSE. [RESERVED]

         SECTION 4.10 COMPLIANCE AND GOVERNMENT APPROVALS. Each Borrower is in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Act, other than immaterial incidents of non-compliance that could not reasonably be expected to result in a Material Adverse Effect on such Borrower. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery or performance by the Trust of this Agreement on behalf of such Borrower.

         SECTION 4.11 INVESTMENT POLICIES. Each Borrower's assets are being invested substantially in accordance with the investment policies and restrictions set forth in each of its most recent Prospectus and its most recent SAI.

         SECTION 4.12 STATUS OF LOANS. Each Borrower's obligation in connection with the repayment of any Loans made to it hereunder shall at all times constitute its unconditional Debt and will rank at least PARI PASSU in priority of payment with all of its other present and future unsecured and unsubordinated Debt of such Borrower.

         SECTION 4.13 ERISA. (a) Such Borrower is not a member of an ERISA Group or has any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan.

         (b) No Loan made to such Borrower will constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         SECTION 4.14 TAXES. Each Borrower qualifies as a "regulated investment company" within the meaning of the Code or is treated as a partnership for federal income tax purposes. Each Borrower has filed or caused to be filed tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by

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appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books or where the failure to file any such return or report or the nonpayment of any such taxes or charges could not reasonably be expected to have a Material Adverse Effect on such Borrower.

         SECTION 4.15 ASSET COVERAGE. The Loans to be made to such Borrower are a "senior security representing indebtedness" for purposes of and as defined in
Section 18 of the Act. Immediately after the making of each Loan hereunder to such Borrower, the Asset Coverage Ratio of such Borrower shall be at least the Applicable Percentage. The "Applicable Percentage" for each Borrower is the percentage set forth on Schedule 4.15 for such Borrower.

         SECTION 4.16 FULL DISCLOSURE. All written information heretofore furnished by such Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by such Borrower to the Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified.

                              SECTION 5 COVENANTS

         Until all obligations of the Borrowers hereunder are paid and fulfilled in full, each Borrower agrees that it shall comply with the following covenants, unless the Lender consents otherwise in writing:

         SECTION 5.1 INFORMATION. Each Borrower will deliver to the Lender:

         (a) as soon as available and in any event within 75 days after the end of each fiscal year of such Borrower, (i) a statement of such Borrower's assets and liabilities, including the portfolio of investments, as of the end of such fiscal year and the related statements of operations and changes in net assets for such fiscal year, or (ii) if different from the foregoing, the statements which such Borrower is required to prepare under applicable laws and regulations as of the end of such period, all reported in a manner acceptable to the Securities and Exchange Commission, together with an audit report thereon issued by independent public accountants of nationally recognized standing;

         (b) as soon as available and in any event within 75 days after the end of the first semi-annual period of each fiscal year of such Borrower, (i) a statement of such Borrower's assets and liabilities, including the portfolio of investments, as of the end of such period, or (ii) if different from the foregoing, the statements which such Borrower is required to prepare under applicable laws and regulations as of the end of such period, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the treasurer of the Trust or accompanied by an audit report thereon issued by independent public accountants of nationally recognized standing;

         (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, if such Borrower has Loans outstanding to it;

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         (d) within 30 days after the end of each fiscal quarter, a list of the
Allocations as of the end of such fiscal quarter;

         (e) promptly after such Borrower obtains knowledge of any Default or Event of Default with respect to such Borrower, a certificate of an Authorized Signatory of such Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

         (f) promptly upon the effectiveness thereof with the Securities and Exchange Commission or the mailing thereof to its shareholders, copies of all reports to shareholders, amendments and supplements to the Prospectus, proxy statements and other materials of a financial or otherwise material nature by such Borrower;

         (g) promptly upon any officer of such Borrower becoming aware of any action, suit or proceeding of the type described in Section 4.7 against such Borrower, notice and a description thereof and copies of any filed complaint relating thereto;

         (h) promptly upon the effectiveness thereof, copies of all amendments to such Borrower's investment objectives, policies and restrictions; and

         (i) from time to time such additional information regarding the financial position or business of such Borrower as the Lender may reasonably request.

         SECTION 5.2 EXISTENCE. The Trust shall (i) maintain and preserve its existence as a registered investment company and the respective existence of such Borrower as a "series," within the meaning of the Act, and (ii) maintain and preserve all rights, privileges, licenses, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect on such Borrower or the failure to so maintain or preserve shall be with respect to a Borrower, which shall have repaid all its Obligations hereunder and shall no longer be a Borrower hereunder.

         SECTION 5.3 NATURE OF BUSINESS. The Trust shall (i) continue in, and limit its operations to, the business of an open-end management investment company, within the meaning of the Act, and (ii) maintain in full force and effect at all times all governmental licenses, registrations, permits and approvals necessary for the continued conduct of its business, including, without limitation, its registration with the Securities and Exchange Commission under the Act as an open-end investment company, unless in the case of (i) or
(ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect on such Borrower.

         SECTION 5.4 BOOKS, RECORDS AND ACCESS. The Trust shall maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all transactions in relation to its business and activities; upon reasonable notice, the Trust shall permit access by the Lender to its books and records during normal business hours and permit the Lender to make extracts of such books and records.

         SECTION 5.5 INSURANCE. The Trust shall maintain in full force and effect insurance to such extent and against such liabilities as is commonly maintained by companies similarly

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situated, including, but not limited to (i) such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the Act or any similar or successor provision and (ii) errors and omissions, director and officer liability and other insurance against such risks and in such amounts (and with such co-insurance and deductibles) as is usually carried by other companies of established reputation engaged in the same or similar businesses and similarly situated and will, upon request of the Lender, furnish to the Lender a certificate of an Authorized Signatory setting forth the nature and extent of all insurance maintained by such Borrower in accordance with this Section.

         SECTION 5.6 ASSET COVERAGE RATIO. Each Borrower shall at all times maintain Asset Coverage of at least the Applicable Percentage or such other more restrictive ratio as may be set forth in the most recent Prospectus or most recent SAI (if applicable) of such Borrower.

         SECTION 5.7 CHANGES TO ORGANIZATION DOCUMENTS, ETC. The Trust shall not make or permit to be made any material changes to its Organization Documents which could have a Material Adverse Effect on such Borrower without the prior written consent of the Lender.

         SECTION 5.8 PAYMENT OF OBLIGATIONS. Each Borrower severally promises to duly and punctually pay or cause to be paid the principal and interest on the Loans made to it hereunder and all other amounts payable by it provided for in this Agreement and the other Loan Documents. Each Borrower will pay and discharge, at or before maturity, all of its material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings, and appropriate reserves for the accrual of any of the same are maintained in accordance with GAAP.

         SECTION 5.9 COMPLIANCE WITH LAWS. The Trust and each Borrower will comply in all respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and the Act and the rules and regulations thereunder) and the exchange, if any, on which its shares are traded, if any, except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings, (b) exemptive relief has been obtained therefrom and remains in effect, or (c) the violation thereof could not reasonably be expected to have a Material Adverse Effect on the Trust or such respective Borrower. Such Borrower will file or cause to be filed all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due (except those that are being contested in good faith by such Borrower and as to which such Borrower has established appropriate reserves on its books and records or where the failure to file any such return or report or the nonpayment of any such taxes or charges could not reasonably be expected to have a Material Adverse Effect on such Borrower).

         SECTION 5.10 DEBT. No Borrower will create, incur, assume or suffer to exist or be or remain liable for any Debt other than

         (a) Debt arising under this Agreement and the Notes, if any,

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         (b) overdrafts extended by such Borrower's Custodian in the ordinary course of business, and

         (c) Debt, including, without limitation, resulting from short sales of securities and securities lending activity, arising in connection with portfolio investments and investment techniques permissible under the Act and consistent with such Borrower's investment objectives and policies as stated in the Prospectus and SAI (if applicable), provided that in no event shall such Borrower (i) borrow money or create leverage under any arrangement other than from the Lender pursuant to this Agreement or on an overnight basis from such Borrower's Custodian to the extent provided in clause (b) hereof, or (ii) issue or be or remain liable for or have outstanding any "senior security" (as defined in the Act) other than the Loans. Such Borrower will not issue or have outstanding any preferred stock.

         SECTION 5.11 NEGATIVE PLEDGE. Such Borrower will not create, assume or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, or on the income or profits therefrom, except (a) Liens in respect of Debt permitted under Section 5.10(b) and (c), (b) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with generally GAAP, that enforcement of such Liens is stayed pending such contest, (c) statutory Liens arising by operation of law such as mechanic's, materialmen's, carriers' and warehousemen's liens incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement of such Liens is stayed pending such contest, (d) Liens arising out of judgments or decrees which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement thereof is stayed pending such contest, and (e) Liens in favor of such Borrower's Custodian granted pursuant to the custody agreement with the Custodian to secure obligations arising under such custody agreement.

         SECTION 5.12 CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. No Borrower will consolidate or merge with or into any other Person (other than another Borrower) or reorganize its assets into series of a series corporation or entity, nor will such Borrower sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other Person (other than another Borrower) except that, so long as no Event of Default shall have occurred and be continuing with respect to a Borrower, such Borrower shall be permitted to (i) enter into any merger, consolidation or reorganization with one or more Borrowers or, with the consent of the Lender which shall not be unreasonably withheld, if in each case (A) the Borrower is the survivor and its fundamental investment objective, fundamental policy and restrictions and its diversified or nondiversified status shall not have changed and (B) the Pitcairn Trust Company ("PTC") or one of its Affiliates is the investment manager to the entity surviving such merger, consolidation or reorganization; or (ii) liquidate, wind up or convey, sell, lease, assign, transfer or otherwise dispose of all of the property, business or assets of such Borrower, if it repays all Loans made to it prior to liquidation and such Borrower shall no longer be a Borrower hereunder.

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         SECTION 5.13 COMPLIANCE WITH PROSPECTUS. Such Borrower will at all times comply in all material respects with the investment objectives, limitations and policies set forth (or incorporated by reference) in its Prospectus or SAI (if applicable). Nothing in this Section 5.13, except as specifically provided in the next succeeding sentence, shall be deemed to limit the ability of such Borrower to amend its non-fundamental investment objectives, policies or restrictions, provided that such Borrower shall comply with the requirements of Section 5.1(g). Such Borrower will not permit its fundamental investment objective or any fundamental policy or restriction or its diversified or non-diversified status to be changed from those in effect on the date hereof and reflected in its Prospectus or SAI (if applicable) delivered to the Lender pursuant to the terms hereof, if any such change would require the approval of such Borrower's shareholders, without the prior written consent of the Lender. Such Trust will maintain its status as an open-end management investment company.

         SECTION 5.14 TAX STATUS. Each Borrower will maintain its status as a "regulated investment company" under the Code at all times and will make sufficient distributions to qualify as a "regulated investment company" pursuant to subchapter M of the Code.

         SECTION 5.15 ERISA. Such Borrower will not become a member of any ERISA Group nor incur any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan, including without limitation for benefits thereunder.

         SECTION 5.16 DISTRIBUTIONS. Such Borrower will not make any Distribution, if a Default or Event of Default has occurred and is continuing or will exist after giving effect thereto provided that notwithstanding the foregoing, such Borrower shall be permitted to declare and pay Distributions on or in respect of its shares of beneficial interest that are required to enable such Borrower to qualify as a "regulated investment company" under Sections 851-855 of the Code or otherwise minimize or eliminate federal or state income tax payable by such Borrower. Nothing in the preceding sentence shall be deemed or construed to limit the Lender's ability to exercise its remedies hereunder with respect to such Borrower upon the occurrence and during the continuance of an Event of Default hereunder.

         SECTION 5.17 ACQUISITIONS. Such Borrower will not purchase or otherwise acquire all or substantially all of the assets of any other Person (other than another Borrower).

         SECTION 5.18 PURPOSE. The proceeds of the Loans will be used by such Borrower to provide financing for temporary or emergency purposes arising from redemption activity. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Federal Reserve board Regulations U or X. Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.

                        SECTION 6 CONDITIONS OF LENDING

         The obligation of the Lender to make each of the Loans is subject to the following conditions precedent:

         SECTION 6.1 DOCUMENTATION; FIRST LOAN. In addition to the conditions precedent set forth in Section 6.2, the obligation of the Lender to make the first Loan to any Borrower is subject to the conditions precedent that the Lender shall have received all of the following, each duly executed and dated the date of the first Loan, in form and substance satisfactory to the Lender and its counsel, at the expense of such
Borrower:

         (a) receipt by the Lender of an opinion of Stradley, Ronon, Stevens & Young, LLP, counsel to the independent trustees of the Trust, substantially in the form of Exhibit B attached hereto and reasonably satisfactory to the Lender in all respects;

         (b) receipt by the Lender of a manually signed certificate from the Secretary of the Trust, in form and substance satisfactory to the Lender and dated on or about the date hereof, as to (i) the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories of the Trust, (ii) certifying and attaching copies of (A) the Trust's Organization Documents as then in effect, (B) duly authorized resolutions of the Trust's board of trustees authorizing the transactions contemplated hereby, (C) the Prospectus and (D) each Borrower's most recent SAI with all amendments thereto;

         (c) receipt by the Lender with respect to the each Borrower (other than a Borrower listed on Schedule 5.18) of a duly executed FRB Form FR U-1 as required pursuant to FRB Regulation U (12 C.F.R. ss. 221.1 et seq.), in form and substance satisfactory to the Lender and its counsel, together with all information requested by the Lender in connection therewith;

         (d) receipt by the Lender of all documents, opinions and instruments it may reasonably request prior to the execution of this Agreement relating to compliance with applicable rules and regulations promulgated by Governmental Authorities, the existence of such Borrower, the authority for and the validity and enforceability of this Agreement, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Lender and its counsel; and

         (e) receipt by the Lender of payment of all reasonable fees and expenses (including fees and disbursements of counsel for the Lender) then payable hereunder.

         SECTION 6.2 ALL BORROWINGS. The obligation of the Lender to make a Loan to a Borrower on the occasion of any Borrowing is subject to the satisfaction of the following conditions by such Borrower:

         (a) receipt by the Lender of a notice of borrowing in the form attached as Exhibit D, which is completed in a manner satisfactory to the Lender in all respects,

         (b) immediately after such borrowing, the aggregate outstanding principal amount of the Loans to the borrowing Borrower will not exceed its Maximum Amount;

         (c) immediately after such borrowing, the aggregate principal amount of the Loans to all Borrowers will not exceed the amount of the Commitment;

         (d) immediately before and after such borrowing, no Default or Event of Default shall have occurred and be continuing with respect to the borrowing Borrower;

         (e) each of the representations and warranties of the borrowing Borrower contained in this Agreement shall be true on and as of the date of such Borrowing (unless any such representation and warranty shall relate solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

Each Borrowing hereunder shall be deemed to be a representation and warranty by the borrowing Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d) and (e) of this Section.

                               SECTION 7 DEFAULT

         SECTION 7.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default with respect to a Borrower under this Agreement (it being understood that an Event of Default with respect to a Borrower shall not constitute an Event of Default with respect to any other Borrower):

         (a) Default in payment by a Borrower (i) when and as required to be paid herein of any amount of principal of any Loan or (ii) within five Business Days after the same becomes due of any interest, fee or any other amount payable hereunder.

         (b) Default by a Borrower in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Debt (other than the Loans) of, or guaranteed by, such Borrower in excess of 5% of such Borrower's then-current Net Asset Value.

         (c) Any event or condition shall occur that results in the acceleration of the maturity of any Debt (other than the Loans) of, or guaranteed by, a Borrower or enables the holder or holders of such other Debt or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Debt in excess of 5% of such Borrower's then-current total Net Asset Value.

         (d) A Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or
(iii) takes any action to effectuate or authorize any of the foregoing.

         (e) (i) Any involuntary Insolvency Proceeding is commenced or filed against a Borrower, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of its assets, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) a Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) it acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

         (f) A Borrower shall default in the performance of its agreements under
(i) Section 5.1(d), 5.2(i), 5.3(i), 5.6, 5.10, 5.12 or 5.13, which default is not cured within three (3) Business Days.

         (g) A Borrower shall default in the performance of its other agreements herein set forth (and not constituting an Event of Default under any of the other subsections of this Section 7.1), and such default shall continue for 30 days after notice thereof to such Borrower from the Lender.

         (h) Any representation or warranty made by a Borrower herein, or in any schedule, statement, report, notice, certificate or other writing furnished by it on or as of the date as of which the facts set forth therein are stated or certified, is untrue or misleading in any material respect when made or deemed made or any certification made or deemed made by it to the Lender is untrue or misleading in any material respect on or as of the date made or deemed made.

         (i) There shall be entered against a Borrower one or more judgments or decrees which, when taken together, will exceed the lesser of 5% of such Borrower's Net Asset Value and $50,000, excluding those judgments or decrees (i) that shall have been stayed or discharged less than 30 calendar days from the entry thereof and (ii) those judgments and decrees for and to the extent which such Borrower is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which such Borrower is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Lender.

         (j) PTC or one of its Affiliates shall cease to be the investment adviser of such Borrower.

         (k) The Lender shall cease to be the custodian for each Borrower.

         SECTION 7.2 REMEDIES. If any Event of Default described in Section 7.1 shall have occurred and be continuing with respect to a Borrower, the Lender may declare the Commitments to be terminated with respect to the applicable Borrower and such Borrower's Obligations to be due and payable, whereupon such Commitment shall immediately terminate with respect to such Borrower and such Obligations shall become immediately due and payable, all without advance notice of any kind (except that if an event described in Section 7.1(d) or Section 7.1(e) occurs with respect to such Borrower, the Commitment shall immediately terminate with respect to such Borrower and the Obligations with respect to such Borrower shall become immediately due and payable without declaration or advance notice of any kind). The Lender shall promptly advise such Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. If an Event of Default shall have occurred and be continuing with respect to a Borrower, the Lender may exercise all rights and remedies available to it against such Borrower hereunder and under applicable law. Without limiting for foregoing, upon the occurrence and during the continuation of an Event of Default, the Lender, as custodian, may sell assets of the Borrower and apply the proceeds to repay the Obligations.

                             SECTION 8 DEFINITIONS

         SECTION 8.1 GENERAL. As used herein:

         "Act" means the Investment Company Act of 1940, as amended.

         "Affiliate" has the meaning ascribed to the term "Affiliated Person" in the Act and the rules and regulations thereunder.

         "Allocation" as to each Borrower, the percentage amount stated in
Schedule 8.1 to this Agreement; provided, however, if no Event of Default shall have occurred and be continuing, the Trust on behalf of the Borrowers, and without the consent of the Lender, may change such percentage amounts and provided, further, that, after any such change in Allocations, the aggregate amount of all Allocations shall equal 100%.

         "Asset Coverage" means, with respect to any Borrower, its "asset coverage" as defined under Act.

         "Authorized Signatory" means the president, the executive vice president, any senior vice president, any vice president, the treasurer, the secretary or any other duly authorized officer of the Trust or of PTC or any of its affiliated investment advisers designated by such Borrower as its agent, provided that the Lender shall have received a manually signed certificate of the Secretary of the Trust as to the incumbency of, and bearing a manual specimen signature of, such duly authorized officer or agent and such duly authorized officer or agent shall be reasonably satisfactory to the Lender.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Borrower" means each series or class of shares of the Trust which constitutes a "series" under the Act, which is a signatory to this Agreement.

         "Business Day" means any day which is not (a) a Saturday or Sunday, (b) a day on which commercial banks are authorized or required to be closed in Chicago, Illinois or (c) a day on which the New York Stock Exchange, Inc. is authorized or required to be closed.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Compliance Certificate" means a certificate in substantially the form of Exhibit C.

         "Custodian" means, on any date, the entity which acts as a Borrower's custodian for purposes of Section 17(f) of the Act.

         "Debt" of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money or extensions of credit, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are or should be capitalized in accordance with GAAP, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (f) all obligations of such Person under Guarantees, all obligations to reimburse the issuer in respect of letters of credit, or other similar obligations, (g) all obligations of such Person in respect of banker's acceptances and under reverse repurchase agreements, and (h) all obligations of such Person in respect of senior securities for purposes of the Act.

         "Default" means with respect to a Borrower any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default by such Borrower.

         "Distribution" means the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other ownership interests of a Borrower, other than dividends payable solely in shares of common stock or other ownership interests of a Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of a Borrower, directly or indirectly; the return of capital by a Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock or other ownership interests of a Borrower.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         "ERISA Group" means a Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower, are treated as a single employer under Section 414 of the Code.

         "Event of Default" has the meaning set forth in Section 7.1.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Material Adverse Effect" means any change that is material and adverse to (x) the assets condition (financial or otherwise), business or prospects of a Borrower, or (y) the ability of a Borrower to duly and punctually pay and perform all or any of its Obligations.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Net Asset Value" means, at any date, with respect to any Borrower, Total Assets less Total Liabilities (other than the Loans of such Borrower and any accrued interest thereon) of such Borrower.

         "Note" means any one of such promissory notes issued pursuant to
Section 1.2.

         "Obligations" means all indebtedness, obligations and liabilities of a Borrower to the Lender existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Agreement or in respect of any of the Loans to a Borrower hereunder or any of the Notes or other instruments at any time evidencing any thereof.

         "Organization Documents" means the Certificate of Trust, Trust Agreement and the bylaws.

         "Person" means an individual, a corporation (or series thereof), limited liability company, a partnership, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards of Section 302 or Section 412 of the Code and either
(i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Prospectus" means with respect to a Borrower, the current prospectus of such Borrower delivered to the Lender prior to the date hereof and any subsequent amendments of such Borrower (or Part A of such Borrower's registration statement).

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "SAI" means, with respect to a Borrower (if applicable), the current statement of additional information of such Borrower (or Part B of such Borrower's registration statement) and any subsequent statement of additional information of such Borrower.

         "Total Assets" means, with respect to a Borrower as of any date, the aggregate amount of all items that would be set forth as assets on a balance sheet of such Borrower on such date prepared in accordance with GAAP. The assets of a Borrower shall be valued in accordance with the Act, the rules and regulations under the Act, and the valuation procedures set forth in its most recent Prospectus and SAI (if applicable).

         "Total Liabilities" means, with respect to a Borrower as of any date, the aggregate amount of all items that would be set forth as liabilities on a balance sheet of such Borrower on such date prepared in accordance with GAAP.

         "Trust Agreement" means the Trust's Declaration of Trust or similar instruments, as amended from time to time.

         SECTION 8.2 ACCOUNTING TERMS AND DETERMINATIONS.

         (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time in the United States of America, applied on a basis consistent (except for changes concurred in by a Borrower's independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Lender hereunder.

         (b) Except as and unless otherwise specifically provided herein, all accounting terms in this Agreement shall have the meanings given to them by GAAP and shall be applied and all reports required by this Agreement shall be prepared, in a manner consistent with the audited financial statements referred to in Section 4.6.

         SECTION 8.3 ASSUMPTIONS REGARDING STRUCTURE. The parties acknowledge and agree that with respect to the Trust, the Trust is comprised of one or more separate Borrowers and that such Borrowers are not separately existing legal entities entitled to enter into contractual agreements or to execute instruments, and for these reasons, the Trust is executing this Agreement on behalf of their specified respective Borrowers.

                            SECTION 9 MISCELLANEOUS

         SECTION 9.1 WAIVER OF DEFAULT. The Lender may, by written notice to the Borrower, at any time and from time to time, waive any Event of Default or Default, which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Lender and such Borrower shall be restored to their former position and rights hereunder, respectively, and any Event of Default or Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any right consequent thereon or to any subsequent or other Event of Default or Default.

         SECTION 9.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be in writing (which writing may be in the form of a facsimile transmission, if receipt thereof is confirmed by telephone) deemed to have been given or made when delivered on five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when transmitted, with telephone confirmation of receipt, addressed:

         (a) if to the Lender to 50 South LaSalle Street, Chicago, Illinois 60675 (Attention: Division Head, Global Financial Institutions Division),
Facsimile: (312) 444-4906

         (b) if to a Borrower to

         c/o Pitcairn Investment Management
         One Pitcairn Place, Suite 3000
         165 Township Line Road
         Jenkintown, PA  19046
         Attention:  Associate General Counsel
         Facsimile:  (215) 881-6092


or to such other address as may be hereafter designated in writing by the respective parties hereto.

         SECTION 9.3 NONWAIVER; CUMULATIVE REMEDIES. No failure to exercise, and no delay in exercising, on the part of the Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.4 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the making of the Loans.

         SECTION 9.5 SUCCESSORS. This Agreement shall, upon execution and delivery by the Borrower and acceptance by the Lender in Chicago, Illinois, become effective and shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of the Lender. The Lender may assign all or any portion of its rights and obligations hereunder with the consent of the Borrowers which consent shall not be unreasonably withheld and which consent shall not be required after the occurrence and during the continuance of an Event of Default. The Borrowers agree to enter into such an amendment hereto as may be necessary to provide for such assignment.

         SECTION 9.6 CAPTIONS. Captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. References herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement.

         SECTION 9.7 SINGULAR AND PLURAL. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others where appropriate.

         SECTION 9.8 COUNTERPARTS. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts; each counterpart shall be deemed an original instrument; and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         SECTION 9.9 FEES. The Borrowers agrees generally (ratably in accordance with the Allocation) to pay or reimburse the Lender for all costs and expenses of preparing, seeking advice in regard to, and enforcing this Agreement, or preserving its rights hereunder or under any document or instrument executed in connection herewith (including reasonable legal fees and reasonable time charges of attorneys who may be employees of the Lender, whether in or out of court, in original or appellate proceedings or in bankruptcy).

         SECTION 9.10 CONFIDENTIALITY. The Lender agrees to hold any confidential information which it may receive from the Borrowers in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates,
(ii) to legal counsel, accountants, and other professional advisors to the Lender or to a transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, and (vi) to its direction or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party hereto (and each employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such party relating to such tax treatment or tax structure, and it is hereby confirmed that each party hereto has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

         SECTION 9.11 INDEMNIFICATION. (a) Each Borrower hereby agrees to indemnify the Lender, its Affiliates, and each of its directors, officers and employees (collectively "Indemnified Parties") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder provided that such Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from, with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Borrowers under this Section 9.11 shall survive the termination of this Agreement.

         (b) Notwithstanding any other provision in this Agreement to the contrary, to the extent that any obligation to reimburse or indemnify and Indemnified Party that arises pursuant to Section 9.9 and 9.11(a) is not attributable to any particular Borrower, then such reimbursement or indemnification shall be made by each Borrower (ratably, in accordance with its Allocation) and to the extent that any such obligation to reimburse or indemnify any Indemnified Party is attributable to one or more Borrowers, then such reimbursement shall be made by such Borrower or, if more than on Borrower, ratably by such Borrowers based on their Allocations.

         SECTION 9.12 CONSTRUCTION. This Agreement and any document or instrument executed in connection herewith shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois, and shall be deemed to have been executed in the State of Illinois.

         SECTION 9.13 SUBMISSION TO JURISDICTION; VENUE. To induce the Lender to make the Loans, as evidenced by the Note and this Agreement, each Borrower irrevocably agrees that, subject to the Lender's sole and absolute election, all suits, actions or other proceedings in any way, manner or respect, arising out of or from or related to this Agreement, or any document executed in connection herewith, shall be subject to litigation in courts having situs within Chicago, Illinois. Each Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within said city and state. Each Borrower hereby waives any right it may have to trial by jury, to transfer or change the venue of any suit, action or other proceeding brought against such Borrower by the Lender in accordance with this Section, or to claim that any such proceeding has been brought in an inconvenient forum.

                             PITCAIRN FUNDS, on behalf of the Borrowers listed on Schedule 1 hereto


                             By: /s/ Lawrence R. Bardfeld
                                 --------------------------------------------


                             Its: Vice President and Secretary


                             THE NORTHERN TRUST COMPANY


                             By: James McMenamin
                                 --------------------------------------------


                             Its: Vice President
                                  -------------------------------------------

Exhibit
-------
Exhibit A           -        Form of Note

Exhibit B           -        Form of Opinion

Exhibit C           -        Form of Compliance Certificate

Exhibit D           -        Form of Notice of Borrowing





Schedules
---------
Schedule 1          -        List of Borrowers

Schedule 4.15       -        Applicable Percentages

Schedule 8.1        -        List of Allocations

                                                                      Schedule 1

                                List of Borrowers

Diversified Value Fund
Select Value Fund
Diversified Growth Fund
Select Growth Fund
Small Cap Fund
Family Heritage Fund
International Equity Fund
Taxable Bond Fund
Tax-Exempt Bond Fund


                                   Schedule 1

                                                                   Schedule 4.15

                              Applicable Percentage


Borrower                                           Percentage
--------                                           ----------
Diversified Value Fund                                 300%
Select Value Fund                                      300%
Diversified Growth Fund                                300%
Select Growth Fund                                     300%
Small Cap Fund                                         300%
Family Heritage Fund                                   300%
International Equity Fund                              300%
Taxable Bond Fund                                      300%
Tax-Exempt Bond Fund                                   300%


                                  Schedule 5.18

                                                                    Schedule 8.1

                               LIST OF ALLOCATIONS

--------------------------------------------------------------------
   Name of Borrower                                     % Allocation
--------------------------------------------------------------------
Diversified Value Fund                                   14.62%
--------------------------------------------------------------------
Select Value Fund                                         5.88%
--------------------------------------------------------------------
Diversified Growth Fund                                   9.76%
--------------------------------------------------------------------
Select Growth Fund                                        4.40%
--------------------------------------------------------------------
Small Cap Fund                                            9.11%
--------------------------------------------------------------------
Family Heritage Fund                                      7.59%
--------------------------------------------------------------------
International Equity Fund                                33.00%
--------------------------------------------------------------------
Taxable Bond Fund                                         4.46%
--------------------------------------------------------------------
Tax-Exempt Bond Fund                                     11.19%
--------------------------------------------------------------------
                                                          100%
--------------------------------------------------------------------

                                  Schedule 8.1

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

$10,000,000
                                                               Chicago, Illinois
                                                                  ________, 2003

         FOR VALUE RECEIVED, on or before the Termination Date as defined in the Revolving Credit Agreement hereinafter referred to, PITCAIRN FUNDS on behalf of __________________________, promises to pay to the order of THE NORTHERN TRUST COMPANY (the "Lender") at its office at 50 South LaSalle Street, Chicago, Illinois 60675, the lesser of the principal sum of Ten Million Dollars ($10,000,000), or the amount outstanding as indorsed on the grid attached to this Note (or recorded in the Lender's books and records, if the Lender is the holder hereof). Such endorsement or recording by the Lender shall be rebuttably presumptive evidence of the principal balance due on this Note.

         The unpaid principal amount from time to time outstanding shall bear interest from the date of this Note at the following rates per year: (A) before maturity, at a rate equal to 0.50% in addition to the Federal Funds Rate (as hereinafter defined) from time to time in effect; and (B) after maturity, whether by acceleration or otherwise, until paid at a rate equal to 2.50% in addition to the Federal Funds Rate from time to time. Accrued interest shall be payable on the last business day of March, June, September and December of each year, beginning with the first of such dates to occur after the date of this Note, at maturity and upon payment in full. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand. "Federal Funds Rate," is defined as the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System only, arranged by Federal funds brokers. The Federal Funds Rate shall be determined day by day by the Lender on the basis of reports by Federal funds brokers, and published daily by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Lender. The Federal Funds Rate applicable each day shall be the Federal Funds Rate reported as applicable to Federal Funds transactions on that date. In the case of Saturday, Sunday or legal holiday, the Federal Funds Rate shall be the rate applicable to Federal funds transactions on the immediately preceding day for which the Federal Funds Rate is reported. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         Payments of both principal and interest are to be made in immediately available funds in lawful money of the United States of America.

         This Note evidences indebtedness incurred under a Revolving Credit Agreement dated as of December __, 2003 (and, if amended, all amendments thereto) between the undersigned and the Lender, to which Revolving Credit Agreement reference is hereby made for a statement of its terms and provisions,

                                  Exhibit A-1
including those under which this Note may be paid prior to its due date or have its due date accelerated.

         The undersigned agrees to pay or reimburse the Lender and any other holder hereof for all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under this Note or any document or instrument executed in connection herewith (including legal fees and reasonable time charges of attorneys who may be employees of the Lender, whether in or out of court, in original or appellate proceedings or in bankruptcy). The undersigned irrevocably waives presentment, protest, demand and notice of any kind in connection herewith.

         This Note is made under and governed by the internal laws of the State of Illinois, and shall be deemed to have been executed in the State of Illinois.

                                               PITCAIRN FUNDS, on behalf of
                                               ___________________


                                               By:___________________________
                                               Title:__________________________


                                  Exhibit A-2

                                                                       EXHIBIT B
                       TEXT OF BORROWERS' COUNSEL OPINION

                      STRADLEY, RONON, STEVENS & YOUNG, LLP
                            2600 ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103


                                December 16, 2003



The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60675
Attn: James McMenamin


                  Re:      PITCAIRN FUNDS
                           --------------
Ladies and Gentlemen:

                  We have acted as counsel to, and for the independent trustees, of Pitcairn Funds, a Delaware statutory trust (the "Trust"), on behalf of its series listed in Exhibit A hereto (each a "FUND" and collectively, the "FUNDS"), in connection with the execution and delivery of a certain Revolving Credit Agreement dated as of December 16, 2003 ("CREDIT AGREEMENT"), among the Borrowers (as hereinafter defined) and The Northern Trust Company (the "Lender").

                  The opinions expressed below are furnished to you pursuant to
Section 6.1(a) of the Credit Agreement.

                  Each capitalized term used and not otherwise defined in this opinion letter shall have the meaning ascribed to it in the Credit Agreement. As used in this opinion letter, the Funds are sometimes referred to individually as a "BORROWER" and collectively as the "BORROWERS."

                  In our capacity as counsel, we have been requested by the Trust, on behalf of the Borrowers, to render the opinions set forth in this letter, and in connection therewith, we have reviewed executed counterparts of the Credit Agreement, excluding the schedules and other exhibits to the Credit Agreement.

                  In our capacity as counsel, on behalf of the Borrowers, we have also reviewed the following additional documents and materials: (a) the Certificate of Trust of the Trust dated March 4, 2000, certified as true and correct by the Delaware Secretary of State; (b) the Agreement and Declaration of Trust of the Trust dated March 24, 2000, certified as true and correct by the Secretary of the Trust, (c) the Bylaws of the Trust, as amended, certified as true and correct by the Secretary of the Trust, (d) the resolutions of the board of trustees of the Trust on behalf of each Borrower authorizing the execution and delivery of the Credit Agreement and any of the Notes to which such Borrower is a party, the performance by each Borrower of the Credit Agreement, and the borrowings contemplated by the Credit Agreement, certified by the Secretary of the Trust on behalf of each Borrower pursuant to Section 6.1(b)(ii)(B) of the Credit Agreement, (e) the Incumbency Certificate executed and delivered by the Secretary of the Trust on behalf of each Borrower pursuant to Section 6.1(b)(i) of the Credit Agreement, (f) a good standing certificate with respect to the Trust issued by the Secretary of State of the State of Delaware dated as of December 15, 2003 ("GOOD STANDING CERTIFICATE"), and (g) the currently effective Prospectus and the Statement of Additional Information of the Trust, and Annual Reports of the Trust, all as listed in Exhibit B hereto. The documents described in clauses (a) through (g) above together with the Credit Agreement are hereinafter collectively referred to as the "DOCUMENTS."

                  Other than our review of the Documents, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

                  We have relied, without independent investigation, upon the certifications of governmental officials described above. In addition, as to certain factual matters, we have relied, without independent investigation, upon the certificates of the Secretary of the Trust, on behalf of the Borrowers, described above and upon the representations and warranties of the Trust, on behalf of each Borrower, contained in the Documents for the truth, accuracy and completeness of the factual matters therein.

                  In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the review referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals (except that we have not assumed the due execution and delivery by the Trust, or the due authorization of the Trust's execution and delivery, of the Credit Agreement), (ii) the genuineness of all signatures on all documents submitted to us as originals,
(iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iv) that the Lender is in full compliance with the terms of the Credit Agreement and will be at the time of the execution of any Note, (v) that any action taken by the Lender in connection with the performance or enforcement of the Credit Agreement and any Notes will be lawful, commercially reasonable and taken in good faith and that the Lender will seek to enforce its rights only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (vi) that the Credit

Agreement has been duly authorized by, and is valid and binding upon, the Lender and enforceable against the Lender in accordance with its terms, (vii) that there has been no mutual mistake of fact and there exists no fraud or duress,
(viii) that the transactions contemplated by the Credit Agreement comply with any test of good faith, fairness or conscionability required by law, (ix) that the Lender is entering into the transaction without notice of any defense against the enforcement of any rights created by the Credit Agreement and any Notes, and (x) that routine procedural matters, such as service of process or qualification to do business in the jurisdiction, will be satisfied by the party seeking to enforce the Credit Agreement or any of the Notes. In addition, we have assumed, without independent investigation or inquiry, that (i) each borrowing by a Borrower pursuant to the Credit Agreement will be made in full compliance with the Credit Agreement and any Notes, (iii) the proceeds of each such borrowing will be used solely to pay the redemption price of such Borrower's shares, and (iv) each Borrower which may, pursuant to the Trust's Prospectus and Statement of Additional Information, borrow in the aggregate an amount in excess of 25% of the value of its assets will, prior to borrowing pursuant to the Credit Agreement, duly complete, execute and deliver to the Lender a Form FR U-1 and a current list of "margin stock" pursuant to Section
5.18 of the Credit Agreement.

                  No opinion is expressed herein in any respect as to (i) pension and employee benefit laws and regulations, including without limitation the Employee Retirement Income Security Act of 1974, as amended, (ii) federal and state environmental laws and regulations, (iii) federal and state land use and subdivision laws and regulations (including without limitation any applicable building or zoning laws, ordinances or regulations), (iv) the statutes and ordinances, administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing, (v) federal and state antitrust and unfair competition laws and regulations, (vi) federal and state laws and regulations concerning filing and notice requirements (e.g. Hart-Scott-Rodino and Exon-Florio) (except to the extent of the opinion expressed in paragraph 3 below), (vii) compliance with fiduciary duty requirements, (viii) fraudulent conveyance or fraudulent transfer laws, (ix) federal and state patent, copyright, intellectual property, trademark and tradename laws, (x) federal and state labor laws and regulations, (xi) federal and state tax laws and regulations, (xii) federal and state health and safety laws and regulations, (xiii) federal and state racketeering laws and regulations, (xiv) federal and state laws, regulations and policies concerning
(a) national and local emergency, (b) judicial deference to acts of sovereign states, and (c) criminal and civil forfeiture laws, and (xv) state laws, regulations and policies concerning insurance companies.

                  The opinions expressed herein are limited and qualified in all respects by the effects of general principles of equity, whether applied by a court of law or equity, and by the effects of bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force (i) affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and (ii) affecting generally only creditors of specific types of debtors. While we express no opinion as to the remedies conferred upon you by the Credit Agreement or the Notes, or the remedy which any court, government body, agency, or arbitrator may grant, impose or render, the Credit Agreement contains certain remedies that are recognized under the laws of the Commonwealth of Pennsylvania and that, under certain circumstances (such as the existence of a material breach and pursuit of a remedy which is not deemed unconscionable or otherwise against public policy), would be available to the Lender. We express no opinion regarding the availability of equitable remedies under the Credit Agreement and any Notes. In addition, no opinion is expressed as to the enforceability or recognition under the laws of the Commonwealth of Pennsylvania of (i) waiver of the right to a jury trial, (ii) self-help, subrogation, indemnity, severability or the exercise of private power of sale, (iii) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations, releases or waivers of legal or equitable rights, discharge or waivers of defenses or liquidated damages, (iv) provisions related to choice of governing laws, which may be qualified by judicial decisions, (v) provisions which purport to establish evidentiary standards, or (vi) provisions which purport to create a lien or security interest in property.

                  The opinions expressed herein are further limited and qualified in all respects by the effect of generally applicable rules of law that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, reasonableness and diligence; (ii) provide that forum selection clauses may not be binding, (iii) limit the availability of a remedy under certain circumstances where another remedy has been selected; (iv) limit the right of a creditor to use force or cause a breach of the peace in the enforcement of rights; (v) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale; (vi) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (vii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;
(viii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs; and (ix) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless (a) permitting a cure would unreasonably hinder making substitute arrangements for performance or (b) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

                  The phrase "ACTUAL KNOWLEDGE" when used in the opinions herein expressed with respect to the existence or absence of certain matters is based upon the conscious awareness of facts or other information by the undersigned and by other lawyers in this firm who have had active involvement in negotiating the transactions contemplated by this opinion letter and preparing the Credit Agreement and does not include knowledge that might be obtained by review of this firm's files. We have not, except as otherwise set forth herein, undertaken any independent investigation to determine the existence or absence of those matters, and no inference as to our knowledge of the existence or absence of those matters should be drawn from our representation of the independent trustees of the Trust, on behalf of the Funds.

                  The law covered by the opinions expressed herein is limited to
(a) the federal statutes, judicial and administrative decisions and rules and regulations of the Governmental Authorities of the United States, (b) the statutes, judicial and administrative decisions and rules and regulations of the Governmental Authorities of the Commonwealth of Pennsylvania, and (c) with respect to the opinions expressed in paragraphs 1, 3, 4 and 5 below, the laws of the State of Delaware on Delaware statutory trusts ("DST"). We have noted, in the course of preparing this opinion, that the substantive laws of the State of Illinois and potentially the substantive laws of other jurisdictions may be relevant in connection with specific opinions which are given herein. Except as described in the immediately preceding sentence with respect to the DST, we have, with your permission, assumed in each instance that the substantive law of any such jurisdiction other than the Commonwealth of Pennsylvania is identical in all respects to the substantive law of the Commonwealth of Pennsylvania. With respect to the opinions expressed herein relating to the DST, we have relied exclusively on the standard compilation of the DST as contained in Corporation Statutes (Aspen Law & Business), without regard to the cases decided thereunder.

                  This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

                  Based upon, and subject to the foregoing, we are of the opinion, as of the date hereof, that:

                  1. The Trust is a statutory trust organized and, as of the date of the Good Standing Certificate issued with respect thereto, in good standing under the laws of the State of Delaware.

                  2. The Trust is registered as an open-end management investment company under the Act.

                  3. The Trust has the requisite trust power and trust authority, on behalf of the Funds, to execute and deliver the Credit Agreement and to perform its obligations under the Credit Agreement and under any Notes to be executed and delivered by the Funds to the Lender.

                  4. No approval, authorization, license, consent or other action by, or filing with, any Governmental Authority is required in connection with the execution and delivery of the Credit Agreement by the Trust on behalf of each Borrower and the performance of the Credit Agreement by each Borrower under any law, statute or regulation which, in our experience, is normally applicable to transactions of the type contemplated by the Credit Agreement, with the exception of routine filings under federal and state securities laws (including the delivery of Form FR U-1, as noted above).

                  5. The Credit Agreement has been duly executed and delivered and the Credit Agreement is a legal, valid and binding obligation of the Trust on behalf of the Borrowers, and any Note duly executed and delivered by each Borrower pursuant to the Credit Agreement will be a legal, valid and binding obligation of such Borrower, in each case enforceable against such Borrower in accordance with its terms.

                  6. The execution and delivery of the Credit Agreement and any Notes and the performance of the Credit Agreement and any Notes by the Trust on behalf of the Borrowers (i) do not result in a violation of the Declaration of Trust or Bylaws of the Trust, (ii) are not prohibited by, and will not subject any Borrower to a fine, penalty or other similar sanction under any law, statute or regulation which, in our experience, is normally applicable to transactions of the type contemplated by the Credit Agreement, (iii) do not violate any provisions of the Act, (iv) to our actual knowledge, do not breach or result in a default by any Borrower (immediately, upon notice or with the passage of time) under any provision of any material agreement, instrument or other written undertaking to which any Borrower is a party or by which any Borrower or any of its property is bound, and (v) do not violate any order, writ, judgment or decree to which, to our actual knowledge, any such Borrower is a party or is subject.

                  7. Except for investigations being made into market timing and late trading within the mutual fund industry by various Governmental Authorities (which includes an inquiry of affiliates of the Borrowers), to our actual knowledge, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or overtly threatened by written communication against the Trust or any Borrower or against any properties or revenues of the Trust or any Borrower (i) with respect to the Credit Agreement or (ii) which would likely have a Material Adverse Effect on any Borrower.


                  This opinion is solely for the benefit of the Lender from time to time under the Credit Agreement and may not be published by you (other than upon court order in a court or other legal tribunal), or relied upon in any manner or for any purpose by any third party, or circulated to any third party (other than governmental authorities which regulate the Lender, or prospective assignees and participants of the Lender seeking to assign or convey its rights or interests under the Credit Agreement pursuant to their terms), without the prior written approval of a partner of this law firm in each instance.

                                          Very truly yours,

                                          STRADLEY, RONON, STEVENS & YOUNG, LLP



                                          By:  /s/ Alan R. Gedrich
                                               ------------------------------
                                                   Alan R. Gedrich, a Partner

                                   Exhibit B-1

                                                                       EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE



                              Date:________________



The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois  60975
Attention:  _________________


         Reference is hereby made to the Credit Agreement, dated as of _________, 2003, (as amended and in effect from time to time, the "Credit Agreement"), by and between the Borrowers party thereto and The Northern Trust Company. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

         The undersigned hereby certifies to you that he/she is an Authorized Signatory and that no Default or Event of Default, as to the undersigned, has occurred and is continuing on the date hereof.

                                  Exhibit C-1

         The Asset Coverage Ratio of the undersigned as of the date hereof _____ is to 1.0.

         The required Asset Coverage Ratio of the undersigned is _____ to 1.0.

                                                  PITCAIRN FUNDS, on behalf
                                                  of ________________________

                                                  By:_________________________
                                                  Title:_______________________


                                  Exhibit C-2

                                                                       EXHIBIT D

                               NOTICE OF BORROWING

         Reference is made to the Revolving Credit Agreement dated as of December __, 2003 between Pitcairn Funds, on behalf of itself and one or more series listed on Schedule 1 thereto and The Northern Trust Company (the "Credit Agreement"). All defined terms used herein shall have the meanings set forth in the Credit Agreement unless otherwise defined or the context otherwise requires. The trust hereby requests the following borrowing.

1. The Borrower is _____________________________.

2. The amount of the borrowing is $________________.

3. The date of the borrowing is ____________________.

4. The representations and warranties of the borrowing Borrower under Section
6.2 of the Credit Agreement (b), (c), (d) and (e) remain true and correct after giving effect to the proposed Borrowing.



Dated:  __________, 200_



                                                 PITCAIRN FUNDS, on behalf
                                                 of ________________________

                                                 By:_________________________
                                                 Title:_______________________

                                  Exhibit D-1